Exhibit 99.1
A conference call regarding this earnings release is scheduled for
9 a.m. Eastern, Tuesday, Oct. 10, 2006.
Dial in at 1.517.623.4891 or listen online at www.emmis.com
Contacts:
Patrick Walsh, EVP & CFO
Kate Snedeker, Media & Investor Relations
317.266.0100
For Immediate Release
Tues., Oct. 10, 2006
Emmis Communications Reports 2nd Quarter Results
Continued focus on organic growth strategy despite current softness in top radio markets
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its second fiscal quarter ended August 31, 2006.
“Similar to our competitors, we continue to face challenges in our largest radio markets. However, several recent actions suggest that the innovative team at Emmis is leading a resurgence in these markets,” Emmis Chairman and CEO Jeff Smulyan said. “I’m particularly excited by the early response to our new morning show at Q101 in Chicago and the Movin 93.9 format in Los Angeles, as well as our rebound at Power 106. We remain focused on our operations, particularly in our largest radio markets, and on delivering value to our shareholders.”
For the second fiscal quarter, reported net revenue was $99.9 million, compared to $104.7 million for the same quarter of the prior year, a decrease of 4.6%. The decrease related to weakness in the New York and Los Angeles radio markets.
Diluted net income per common share from continuing operations was $0.05, compared to $0.03 for the same quarter of the prior year.
For the second quarter, reported radio net revenues decreased 5.6%, while publishing net revenues were flat.
For the second quarter, operating income was $22.0 million compared to $27.6 million for the same quarter of the prior year. Included in operating income in the second quarter of the current year is $2.4 million of costs incurred by Emmis to evaluate a proposal from Smulyan to acquire all of the outstanding common stock of the company. These costs are reflected in corporate expenses. Emmis’ station operating income for the second quarter was $34.4 million, compared to $40.8 million for the same quarter of the prior year.
Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com. This information can be found under the “Investors” tab.
International radio net revenues and station operating expenses for the quarter ended Aug. 31, 2006 were $9.3 million and $5.4 million, respectively.
In May, 2005, Emmis announced its intention to sell its 16-station television group. To date, 14 stations have been sold. WVUE-TV (New Orleans) and KGMB-TV (Honolulu) remain in the portfolio.

On May 8, 2006, Emmis announced that ECC Acquisition, Inc., an Indiana corporation wholly owned by Jeff Smulyan, the Chairman, Chief Executive Officer and controlling shareholder of the Company, had made a non-binding proposal to acquire the outstanding publicly held shares of Emmis for $15.25 per share in cash. In response to the proposal, the Board of Directors of Emmis formed a special committee of three independent directors to consider the proposal. On August 4, 2006, the Company received a letter from ECC Acquisition, Inc. withdrawing the proposal. While subsequent discussion of reinstituting an offer took place between Smulyan and representatives of the special committee, those discussions ceased on Aug. 31, 2006, without a new offer being made.
On July 7, 2006, Emmis closed on its sale of WBPG-TV in Mobile, Ala./Pensacola, Fla. to LIN Television Corporation for $3.0 million in cash. LIN Television Corporation had been operating WBPG-TV under a Local Programming and Marketing Agreement since November 30, 2005. Emmis used the proceeds to repay outstanding debt obligations.
On July 11, 2006, Emmis closed on its sale of KKFR-FM in Phoenix to Bonneville International Corporation for $77.5 million in cash and also sold certain tangible assets to Riviera Broadcast Group LLC for $0.1 million in cash. Emmis used the proceeds to repay outstanding debt obligations.
On Aug. 31, 2006, Emmis closed on its sale of WKCF-TV in Orlando to Hearst-Argyle Television Inc. for $217.5 million in cash. Emmis used a portion of the proceeds to repay outstanding debt obligations.
Subsequent to the quarter end, the company’s Board of Directors announced that it had authorized Emmis management to take the necessary steps to enable the Board to declare a special cash dividend of $4 per share payable pro rata to all holders of the Company’s common stock. To facilitate the dividend, Emmis expects to enter into an amended and restated credit facility and will be formally commencing that process with a bank meeting on Oct. 11, 2006. Emmis expects to complete these transactions by the end of its quarter ending Nov. 30, 2006.
Emmis also announced after quarter end that Emmis Operating Company had commenced an offer to purchase, at par, $339.6 million of the outstanding 6 7/8% Senior Subordinated Notes due in 2012 pursuant to an asset sale offer required under the indenture for a portion of the Notes and a separate tender offer for the balance of the notes. The asset sale offer and the tender offer (together with its related consent solicitation) expire at midnight, Eastern time, on Oct. 19, 2006, unless extended or earlier terminated. The payment of the special dividend will not be conditioned on the results of the offers or the consent solicitation. This press release is neither an offer to purchase nor a solicitation of an offer to purchase the notes. The offers and consent solicitation will be made only by reference to the Offer to Purchase and consent solicitation statement.
Pro forma calculations assume the following events all had occurred on March 1, 2005: the acquisition of (i) D.EXPRESS in Slovakia in March 2005 and (ii) Radio FM Plus in Bulgaria in November.
The following table reconciles reported results to pro forma results for the three and six months ended Aug. 31 (dollars in thousands):

	3 months ended Aug. 31,		%	6 months ending Aug .31,		%
	2006	2005	Change	2006	2005	Change

Radio
Reported net revenues	$79,132	$83,860	-6%	$147,926	$156,139	-5%
Plus: net revenues from assets acquired	—	480		—	1,752
Pro forma net revenues	$79,132	$84,340	-6%	$147,926	$157,891	-6%

Publishing
Reported net revenues	$20,777	$20,794	0%	$41,770	$40,896	2%
Plus: net revenues from assets acquired	—	—		—	—
Pro forma net revenues	$20,777	$20,794	0%	$41,770	$40,896	2%

Total Company
Reported net revenues	$99,909	$104,654	-5%	$189,696	$197,035	-4%
Plus: net revenues from assets acquired	—	480			1,752
Pro forma net revenues	$99,909	$105,134	-5%	$189,696	$198,787	-5%

On a pro forma basis, the Company expects its radio net revenues for its quarter ending November 30, 2006 to decline by low double digits and its radio station operating expenses to increase by low single digits as compared to the same period of the prior year. Also, the Company expects its corporate expenses in the quarter ending November 30, 2006 to reflect approximately $2 million of costs associated with its special $4 per share dividend.
Emmis will host a call regarding this information on Tuesday, Oct. 10 at 9 a.m. Eastern at 1.517.623.4891, with a replay available until Tuesday, Oct. 17, at 1.203.369.0658. Listen online at www.emmis.com.
Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.
Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.
Emmis Communications — Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and has sold 14 of them. Emmis owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.
The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.
Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words “continues,” “expect,” “will,” or “would,” are intended to be, and are, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; the attraction and retention of quality talent and other programming; public and governmental reaction to Emmis programming decisions; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions; inability or delay in closing previously announced acquisitions or divestitures; terrorist attacks or other large-scale disasters; wars and other events creating economic uncertainty; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended August 31,		Six months ended AugustS 31,
	2006	2005	2006	2005

OPERATING DATA:
Net revenues:
Radio	$79,132	$83,860	$147,926	$156,139
Publishing	20,777	20,794	41,770	40,896
Total net revenues	99,909	104,654	189,696	197,035
Operating expenses:
Radio	47,830	45,472	91,581	87,357
Publishing	18,553	19,405	38,438	38,251
Total station operating expenses	66,383	64,877	130,019	125,608
Corporate expenses	8,292	7,958	15,179	16,561
Depreciation and amortization	3,223	4,257	6,498	8,053
(Gain) loss on disposal of assets	3	(8)	3	45

Operating income	22,008	27,570	37,997	46,768
Interest expense	(11,554)	(18,341)	(24,116)	(28,586)
Loss on debt extinguishment (a)	(537)	—	(3,380)	—
Other income, net	442	190	785	163

Income before income taxes, minority interest and discontinued operations	10,359	9,419	11,286	18,345
Provision for income taxes	4,533	4,159	4,558	8,047
Minority interest expense, net of tax	1,551	1,634	2,722	2,419

Income from continuing operations	4,275	3,626	4,006	7,879
Income from discontinued operations, net of tax	108,007	4,804	116,930	10,929

Net income	112,282	8,430	120,936	18,808
Preferred stock dividends	2,246	2,246	4,492	4,492

Net income available to common shareholders	$110,036	$6,184	$116,444	$14,316

Basic net income (loss) per common share:
Continuing operations	$0.05	$0.03	$(0.01)	$0.07
Discontinued operations, net of tax	2.90	0.12	3.14	0.22

Net income available to common shareholders	$2.95	$0.15	$3.13	$0.29

Diluted net income (loss) per common share:
Continuing operations	$0.05	$0.03	$(0.01)	$0.07
Discontinued operations, net of tax	2.90	0.12	3.14	0.22

Net income available to common shareholders	$2.95	$0.15	$3.13	$0.29

Weighted average shares outstanding:
Basic	37,242	40,893	37,184	48,769
Diluted	37,346	41,434	37,184	49,266

(a) Reflects costs of our senior floating rate notes and senior discount notes redemptions and costs associated with permanent paydowns of our senior credit facility.

OTHER DATA:
Station operating income (See below)	34,370	40,818	61,643	73,989
Cash paid for taxes	373	33	574	33
Capital expenditures	563	3,630	1,157	5,189

Noncash compensation by segment:
Radio	$589	$802	$1,346	$1,935
Publishing	255	239	620	627
Corporate	1,215	1,475	2,565	2,960

Total	$2,059	$2,516	$4,531	$5,522

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$22,008	$27,570	$37,997	$46,768
Plus: Depreciation and amortization	3,223	4,257	6,498	8,053
Plus: Corporate expenses	8,292	7,958	15,179	16,561
Plus: Station noncash compensation	844	1,041	1,966	2,562
Plus: (Gain) loss on disposal of assets	3	(8)	3	45

Station operating income	$34,370	$40,818	$61,643	$73,989

SELECTED BALANCE SHEET INFORMATION:	August 31, 2006	February 28, 2006

Total Cash and Cash Equivalents	$194,690	$140,822

Senior Debt	$150,000	$296,174
Senior Subordinated Debt	375,000	375,000
Senior Discount Notes	—	1,406
Senior Floating Rate Notes	—	120,000

Total Senior, Senior Subordinated and Holding Company Debt	$525,000	$792,580